Exhibit 99.1

Dear Z-Team Colleagues,

A few moments ago, UCB and Zogenix issued a joint press release announcing the companies had entered into an agreement for UCB to acquire Zogenix. UCB shares our focus and passion for helping people living with neurological and rare diseases. For more than 30 years, they have provided therapies that have helped transform the epilepsy landscape and improve the lives of millions of people worldwide.

The value placed on our company by UCB is entirely due to the Z-Team – past and present – in successfully building our business and creating our well-earned reputation among patients, caregivers, healthcare providers, and our peer companies.

I am sure this announcement for many of you may come as a surprise and expect you will have questions after processing the news and its implications. We will be hosting an all-employee Zogenix Update on Wednesday at 8:30 AM PST, when I will share more of my thoughts and details around this news. I encourage you to read the attached press release and to attend the Zoom meeting, which will appear shortly as an invite in your Outlook calendar.

Headquartered in Brussels, Belgium, UCB is a global biopharmaceutical company focusing on neurology and immunology. Their neurology product portfolio includes marketed therapies in epilepsy, Parkinson’s disease, and Restless Legs Syndrome. The company also has an innovative pipeline in advanced development for the treatment of Myasthenia Gravis and other serious rare neurological diseases, as well as research partnerships with Roche in Alzheimer’s and Novartis in Parkinson’s disease focused on disease modification. UCB has approximately 8,000 employees worldwide, with products registered in more than 40 countries. Its U.S. operations are based in Atlanta, Georgia. Their mission – “Inspired by Patients. Driven by Science” – perfectly aligns with our own to transform the lives of patients with serious diseases.

As some of you are aware, we have always been active in evaluating opportunities to grow our own business including through partnerships with companies that can extend our global reach. To this end, a dialogue with UCB commenced in late summer last year around a potential partnering relationship. These discussions subsequently evolved into an interest from UCB to acquire the whole company. Given we are a public company, the Board determined UCB’s offer, in addition to their global footprint as a leading neurology and rare disease company, was the best next phase of our evolution and consistent with their responsibilities for unlocking value for shareholders.

Please keep in mind that we are still early in the stages of this process with UCB. We will now focus on obtaining transaction-related regulatory approvals before the deal is complete and the transition period begins. We anticipate the transaction to close during the second quarter of 2022. Until then, it is business as usual, and all of us should remain focused on our day- to-day responsibilities as we execute on our 2022 corporate objectives.

I want to emphasize that we will be providing regular updates as more information becomes available. Following the all-employee meeting, each Executive Team member will schedule department meetings to address your questions. We will send an FAQ document which should be helpful in answering your questions and providing information on the transaction. We commit to updating you at our weekly Morning Check-In’s, and a column on the ZONE will be established to help keep you informed. Again, after this announcement, there is still much to be discussed and decided between the two companies.

WE are Zogenix and I know our collective and individual commitment to our patients and their families will never change. You are an amazing team and I thank you deeply for all you do and the dedication with which you do it. I look forward to seeing you at our all-employee call.

Best regards,

Steve

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Additional Information and Where to Find It

The tender offer in the transaction described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Zogenix, Inc. (the “Company”). The solicitation and the offer to buy shares of the Company’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that UCB S.A. (the “Parent”) intends to cause Zinc Merger Sub, Inc. (“Merger Sub”) to file with the Securities and Exchange Commission (“SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.zogenix.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the planned completion of the transactions contemplated by the Agreement and Plan of Merger dated as of January 18, 2022 by and among the Company, Merger Sub and Parent. Risks and uncertainties that could cause results to differ from expectations include: (i) uncertainties as to the timing of the Offer and the subsequent Merger; (ii) the risk that the Offer or the subsequent Merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the subsequent Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) risk that the milestone specified in the CVR Agreement is not achieved, (viii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from the Company’s ongoing business operations; (x) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and (xi) risks and uncertainties pertaining to the Company’s business, including the risks and uncertainties detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings with the SEC, as well as the tender offer materials to be filed by Merger Sub and Parent and the Solicitation/Recommendation Statement to be filed by the Company in connection with the tender offer.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.